Nuveen Select Tax-Free Income Portfolio N-2ASR

Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen Select Tax-Free Income Portfolio of our report dated May 28, 2026, relating to the financial statements and financial highlights which appears in Nuveen Select Tax-Free Income Portfolio’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 17, 2026